Exhibit 99.1

PRESS RELEASE

For additional information, contact :	Lamar Cox, CFO
(615) 599-2274

TENNESEE COMMERCE BANCORP, INC.

Tennessee Commerce Bancorp, Inc. recorded Net Income of $621,000 for the quarter ended June 30, 2005, posting an 89% increase over the $328,000 earned in the same period in 2004. The Corporation earned $0.19 per Share compared with $0.12 per Share for the 2nd Quarter of 2004.  Year to date, 2005 Net Income was $1,283,000 – a 122% increase over the $578,000 earned during the first six months of 2004. The Corporation earned $0.40 per Share for the six months ended June 30, 2005 compared with $0.22 per Share for the same period in 2004.

The increase in Net Income was driven by strong asset growth.  In June, the Corporation reached the milestone of $300 million in Total Assets.  At quarter-end, Total Assets were $313 million, an increase of $113 million, or 57%, over June 30, 2004 Total Assets of $200 million.  Net Loans increased by $106 million, to $276 million, up 62% over Net Loans of $170 million at June 30, 2004.

The Corporation recorded improvements in a number of key performance indicators during the first half of the year.  The Net Interest Margin improved from 4.41% during the first half of 2004 to 4.75% in 2005.  The Return on Assets for 2005 is .93% compared to .67% during the first two quarters of 2004.

“2005 has been an exciting year for Tennessee Commerce”, Chairman Art Helf stated.  “Our growth has been fueled by a healthy Middle Tennessee economy, particularly in the Cool Springs commercial area. At the end of the 1st Quarter, we increased our capital base by issuing $8 million in Trust Preferred Securities.  The additional capital will support our continued participation in the economic growth and expansion in our marketplace.”

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  Corporate and banking offices are located at 381 Mallory Station Road, Suite 207 in Franklin, Tennessee.

Consolidated Financial Highlights

Tennessee Commerce Bancorp, Inc.

(Dollars in thousands except ratios and share data)

Year-To-Date - 6/30	2005	2004	% Change

Earnings:
Net Interest Income	$6,390	$3,720	71.77%
Non-Interest Income	576	302	90.73%
Provision for Loan Losses	1,800	905	98.90%
Operating Expense	2,988	2,162	38.21%
Operating Income	2,177	955	127.96%
Applicable Tax	895	377	137.40%
Net Income	$1,283	$578	121.97%

At JUNE 30
Total Assets	$313,345	$199,941	56.72%
Net Loans	276,152	170,458	62.01%
Earning Assets	305,196	193,526	57.70%
Allowance for Loan Losses	3,727	2,310	61.34%
Deposits	279,181	180,172	54.95%
Shareholders’ Equity	$24,943	$19,475	28.08%

Total Shares Outstanding	3,238,674	2,981,026	8.64%

Significant Ratios - YTD
Net Interest Margin	4.75%	4.41%	7.71%
Return on Assets	0.93%	0.67%	39.09%
Efficiency Ratio	42.89%	53.75%	-20.20%
Loan Loss Reserve/Net Loans	1.35%	1.36%	-0.41%
Capital/Assets	7.96%	9.74%	-18.28%
Basic Earnings per Share - YTD	$0.39	$0.23	69.57%